Exhibit 10.1

Canaccord Genuity LLC 99 High Street Suite 1200 Boston, MA USA 02110

CONFIDENTIAL November 25, 2020	T1: 1.617.371.3900 T2: 1.800.225.6201 cgf.com

Delcath Systems, Inc.

1633 Broadway

22nd Floor, Suite C

New York, NY 10019

Attn:	Gerard Michel

Chief Executive Officer

Dear Mr. Michel,

This letter (the “Agreement”) will confirm the basis upon which Delcath Systems, Inc. (“Client”) has engaged Canaccord Genuity LLC (together with its affiliates, control persons, directors, officers, employees and agents, “CG”) to act as Client’s exclusive agent and financial advisor in connection with a registered public offering, on a best efforts basis or in a firm commitment underwriting, of one or more classes or series of securities of Client (the “Securities”). The Securities may take the form of common stock or other equity-related securities, including warrants and convertible debt. The offering of the Securities shall be referred to as the “Offering.”

As of the date of this Agreement, Client intends to sell approximately $20 million in Securities. The number or amount and price of the Securities Client shall ultimately agree to sell is entirely within Client’s sole discretion.

1.	Services to be Rendered. In performing its services hereunder, CG will:

(a)	familiarize itself with the business, operations, properties, financial condition and prospects of Client;

(b)	assist Client in the development of descriptive textual and financial materials for filing with the SEC and other applicable regulatory authorities and distribution to potential investors; and

(c)	coordinate the marketing and distribution of the Securities to potential investors, including determination of the terms and pricing of the Securities.

2.

Type of Offering. It is understood that the form of the Offering undertaken by Client and CG shall be subject to the mutual agreement of Client and CG, and that the consummation of any Offering will be subject to, among other things, market conditions. The Offering will be subject to the execution of an underwriting or placement agency agreement between Client and CG in a form customary for such transactions and mutually satisfactory to each party. It is understood that neither Client nor CG shall have any obligation to undertake an Offering

Delcath Systems, Inc.

November 25, 2020

except pursuant to such an agreement. Any Offering undertaken not as a firm commitment underwriting will be undertaken strictly on a best efforts basis. Any Offering hereunder shall further be subject to the approval of CG’s internal committee, in its sole discretion, in accordance with its usual practices.

CG will act as a lead left bookrunner of the Offering and will be entitled to a minimum of 62% of the aggregate underwriting discounts, commissions or other fees (collectively, the “Underwriting Fees”).

3.

Fees. In consideration for its services hereunder, Client shall pay to CG the following fees with such Cash amounts payable by wire transfer of immediately available funds, upon and subject to the closing of the Offering, a placement fee or underwriting discount (the “Offering Fee”) equal to (A) 6.0% of (i) Gross Proceeds, in the case of a best efforts offering or (ii) the aggregate price to the public, in the case of a firm commitment underwriting, in each case of (i) and (ii) from sales of common stock or other equity-related securities, including warrants; plus (B) 4.0% of the aggregate principal amount of convertible debt securities sold in the Offering. For purposes hereof, the term “Gross Proceeds” shall mean the aggregate proceeds received by Client at the closing (or closings if there shall be more than one) of the Offering.

4.

Expenses. In addition to any fees that may be payable to CG hereunder and regardless of whether any Offering is proposed or closed, the Company hereby agrees, from time to time upon request, to reimburse CGfor all of its reasonable expenses arising out of the engagement hereunder (including travel and related expenses, the costs of document preparation, production and distribution (such as printing and binding, and photocopies), and third party research and database services). In addition, the Company agrees to reimburse the reasonable fees and disbursements of independent counsel retained by CG in connection with this Agreement, which shall include, without limitation, legal expenses incurred to initially set up the Offering, provided that such expenses shall not exceed $75,000. In the event that the Company advances payment for expenses to CG pursuant to this Section 4, and such expenses are not ultimately incurred by CG, CG agrees to reimburse the Company for such unincurred expenses upon the earlier of (a) the closing of the Offering, or (b) the date CG’s engagement terminates pursuant to Section 8 hereof. Nothing herein will be deemed to limit in any manner the indemnification, expense reimbursement, and other obligations of the Company pursuant to the provisions set forth in Annexes A, which is incorporated by reference into this Agreement.

5.

Confidentiality. Client acknowledges that this Agreement and all opinions and advice (whether written or oral) given by CG to Client in connection with CG’s engagement are confidential and are intended solely for the benefit and use of Client. Client further acknowledges that neither the terms of this Agreement nor CG’s engagement hereunder nor any of CG’s opinions or financial advice will be disclosed to any third party, without the prior written consent of CG, except as required by law. CG agrees that any non-public information relating to Client or any potential Investor received by CG from or at the direction of Client will be used by CG solely for the purpose of performing its agency and

Delcath Systems, Inc.

November 25, 2020

advisory roles and that CG will maintain the confidentiality thereof. Notwithstanding the foregoing, CG may disclose confidential information hereunder (i) to such of its employees and advisors as CG determines have a need to know and who are bound to hold such information confidential, and (ii) to the extent necessary to comply with any order or other action of a court or administrative agency of competent jurisdiction.

6.

Due Diligence. It is understood that CG’s role in the Offering will be subject to the satisfactory completion of investigation and inquiry into the affairs of Client as CG deems appropriate and necessary under the circumstances (“Due Diligence”). CG shall have the right, in its sole discretion, to terminate its involvement in the Offering if the outcome of the Due Diligence is not to its satisfaction or if approval of its internal committee is not obtained (“Early Termination”). In the event of an Early Termination by CG, the Client shall not be required to reimburse CG for its expenses incurred pursuant to Section 4 of this Agreement.

7.

Exclusivity. During the term of this Agreement Client will not, and will not permit its representatives, to: (i) contact or solicit institutions, corporations or other entities as potential purchasers of the Securities; or (ii) pursue any financing transaction which would be in lieu of the contemplated Offering. Furthermore, Client agrees that during the term of this Agreement, all inquiries, whether direct or indirect, from prospective Investors will be referred to CG and will be deemed to have been contacted by CG in connection with the Offering. Client may reject any potential Investor if, in its discretion, Client believes that the inclusion of such Investor as a purchaser of the Securities would be incompatible with the best interests of Client. Client shall not be obligated to sell the Securities or to accept any offer thereof, and the terms of such Securities and the final decision to issue the same shall be subject to the discretionary approval of Client.

8.

Term and Termination of Engagement. The term of this Agreement shall extend from the date hereof until terminated under this Section 8. CG’s engagement hereunder shall terminate upon the earliest to occur of: (i) Early Terminaton; (ii) the closing of the Offering; (iii) the termination of this Agreement by either Client or CG at any time for any reason, upon ten (10) days written notice to the other party. In the event this Agreement expires or is terminated prior to the closing of the Offering, the rights and obligations of the parties shall cease except as set forth in Sections 8(a) and 8(b) below.

(a)

Unless terminated by CG for any reason, or unless terminated by the Company for Cause, (i) CG will be entitled to its full fee under Section 3 hereof in the event that at any time prior to the expiration of six (6) months after the termination or expiration of this Agreement a Client completes an Offering of Securities for cash; and

(b)	the provisions of this Section 8 and of Sections 3, 4, 5, 9, 10, and 11 hereof shall survive such termination.

Upon any termination of this Agreement by the Company for Cause, the Company shall have no further obligation to CG with respect to the payment of termination fees or future Offerings under this Section 8.

Delcath Systems, Inc.

November 25, 2020

For purposes of this Agreement, “Cause” shall mean CG’s material failure to provide the underwriting services contemplated by this Agreement.

9.

Indemnification; Contribution. In consideration of and as a condition precedent to CG undertaking the engagement contemplated by this letter, Client agrees to the indemnification provisions and other matters set forth in Annex A, which is incorporated by reference into this Agreement.

10.	Reliance on Others. Client confirms that it will rely on its own counsel and accountants for legal, tax and accounting advice.

11.

Miscellaneous. Nothing in this Agreement is intended to obligate or commit CG to provide any services other than as set forth above. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other party. Client and CG represent and warrant that each has the requisite power and authority to enter into and carry out the terms and provisions of this Agreement and that the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the date hereof.

Sincerely,

CANACCORD GENUITY LLC

By:	/s/ Eugene Rozelman
Eugene Rozelman
Co-Head of Healthcare, Head of U.S. Biotech & Spec Pharma

ACCEPTED AND AGREED:

DELCATH SYSTEMS, INC.

By:	/s/ Gerard Michel
Gerard Michel
Chief Executive Officer

Delcath Systems, Inc.

November 25, 2020

ANNEX A

In the event that Canaccord Genuity LLC or any of its affiliates (“Canaccord Genuity”), the respective shareholders, directors, officers, agents or employees of Canaccord Genuity, or any other person controlling Canaccord Genuity (collectively, together with Canaccord Genuity, “Indemnified Persons”) becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of Delcath Systems, Inc. (the “Company”), in connection with or as a result of (i) the engagement contemplated by the letter agreement to which this Annex A is attached (the “engagement”), or (ii) any untrue statement or alleged untrue statement of a material fact contained in any offering materials, including but not limited to any registration statement, prospectus and any prospectus supplement used to offer securities of the Company in a transaction subject to the engagement as such materials may be amended or supplemented (and including but not limited to any documents deemed to be incorporated therein by reference) (collectively, the “Offering Materials”), or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company will reimburse such Indemnified Person for its legal and other expenses (including without limitation the costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing the engagement) incurred in connection therewith as such expenses are incurred; provided, however, that with respect to clause (i) above if it is finally determined by a court or arbitral tribunal in any such action, claim, suit, investigation or proceeding that any loss, claim damage or liability of Canaccord Genuity or any other Indemnified Person has resulted primarily and directly from the gross negligence or willful misconduct of Canaccord Genuity in performing the services that are the subject of the engagement, then Canaccord Genuity will repay such portion of reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of Canaccord Genuity which is the subject of such determination. The Company will also indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) related to or arising out of (i) the engagement, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Offering Materials, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except, with respect to clause (i) above, to the extent any such Losses are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of Canaccord Genuity in performing the services that are the subject of the engagement.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless (except by reason of the gross negligence or willful misconduct of Canaccord Genuity as described above), the Company and Canaccord Genuity shall contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by Canaccord Genuity, on the other hand, with respect to the engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other

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November 25, 2020

equitable considerations such as the relative fault of the Company on the one hand and of Canaccord Genuity on the other hand; provided, however, that in no event shall the amounts to be contributed by Canaccord Genuity exceed the fees actually received by Canaccord Genuity in the engagement. Relative benefits to the Company, on the one hand, and Canaccord Genuity, on the other hand, shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its security holders, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the engagement, bears to (ii) all fees actually received by Canaccord Genuity in the engagement.

The Company also agrees that neither Canaccord Genuity nor any other Indemnified Person shall have any liability to the Company or any person asserting claims on behalf or in right of the Company in connection with or as a result of the engagement or any matter referred to in the engagement, except to the extent that any Losses incurred by the Company are finally determined by a court or arbitral tribunal to have resulted primarily and directly from the willful misconduct or gross negligence of Canaccord Genuity in performing the services that are the subject of the engagement. In no event shall Canaccord Genuity or any other Indemnified Person be responsible for any indirect, special or consequential damages, even if advised of the possibility thereof.

In the event that an Indemnified Person is requested or required to appear as a witness in any action brought by or on behalf of or against the Company relating to the engagement in which such Indemnified Person is not named as a defendant, the Company agrees to promptly reimburse Canaccord on a monthly basis for all expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. The letter to which this Annex A is attached, including this Annex A, and any other agreements relating to the engagement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein and, in connection therewith, the parties hereto consent to the exclusive jurisdiction of the state and federal courts of the State of New York, located in Manhattan. Notwithstanding the foregoing, solely for purposes of enforcing the Company’s obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this Annex A is brought by or against any Indemnified Person. CANACCORD GENUITY HEREBY AGREES, AND THE COMPANY HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT OR CANACCORD GENUITY’S PERFORMANCE OF SERVICES THAT ARE THE SUBJECT THEREOF.

Delcath Systems, Inc.

November 25, 2020

The provisions of this Annex A shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the engagement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.